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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                             RBC CENTURA BANKS, INC.

         I. The name of the corporation is RBC Centura Banks, Inc. (the "Corporation").

         II. The period of duration of the Corporation is perpetual.

         III. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under Chapter 55 of the General Statutes of North Carolina.

         IV. The number of shares of capital stock the corporation is authorized to issue is Three Billion Five Hundred Million (3,500,000,000). These shares shall all be of one class, designated as common stock.

         V. Except to the extent that the North Carolina General Statutes prohibit such limitation or elimination of liability of directors for breaches of duty, no director of the Corporation shall have any personal liability arising out of an action whether by or in the right of the Corporation or otherwise for monetary damages for breach of any duty as a director. No amendment to or repeal of this article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. The provisions of this article shall not be deemed to limit or otherwise preclude indemnification of a director by the Corporation for any liability that has not been eliminated by the provisions of this article.

         VI. These articles will be effective upon filing.

         This the 28th day of February, 2002.

                                                         RBC CENTURA BANKS, INC.



                                              By:  /s/  Elizabeth A. Edelman
                                                 Name: Elizabeth A. Edelman
                                                 Title: